Exhibit 10.3

Date:	14 August 2026

To:	RESULTICKS GLOBAL COMPANIES PTE. LIMITED

3 Temasek Avenue

#21-27

Centennial Tower

Singapore 039190

(“Resulticks”)

From:	DIGINEX LIMITED

89 Nexus Way

Camana Bay

Grand Cayman

KY1-9009

Cayman Islands

(“Diginex”, and together with Resulticks, each, a “Party”, and collectively, the “Parties”).

Dear Sirs,

Supplemental Letter Agreement to the Funding Repayment Agreement

1.	INTRODUCTION

1.1.	We refer to the funding repayment agreement dated 18 February 2026 between Resulticks and Diginex, in relation to the repayment of a principal amount of USD 8,000,000 (eight million United States dollars) (the “Existing Fund”) (and any interest accruing thereon) (the “Funding Repayment Agreement”).

1.2.	Capitalised terms used but not defined in this Letter shall, unless the context otherwise requires, have the meaning ascribed to them in the Funding Repayment Agreement.

1.3.	The definition and interpretation provisions set out in clause 1 of the Funding Repayment Agreement shall apply to this Letter mutatis mutandis as if incorporated herein in full.

1.4.	In consideration of the mutual covenants contained in this Letter, the Parties now wish to enter into this Letter to supplement certain terms of the Funding Repayment Agreement upon the terms and conditions set out below.

2.	AMENDMENTS TO THE FUNDING REPAYMENT AGREEMENT

2.1.	Amendments to the Funding Repayment Agreement

The Parties agree that, with effect from the date of the Funding Repayment Agreement, the Funding Repayment Agreement shall be amended as follows:

(a)	Clause 2.1 of the Funding Repayment Agreement shall be deleted in its entirety and replaced with the following:

“Resulticks shall repay the Existing Fund in five instalments (each instalment, a “Principal Instalment”) in accordance with the table below (subject to Clause 4.1, if applicable):

(a)	(b)	(c)
Principal Instalment No.	Amount of Principal Instalment	Due Date for Repayment
First Instalment	USD 2,000,000	30 March 2026
Second Instalment	USD 2,000,000	16 June 2026
Third Instalment	USD 1,500,000	28 August 2026
Fourth Instalment	USD 1,500,000	27 September 2026
Fifth Instalment	USD 1,000,000	28 October 2026

(each date referred to in column (c) of the table above (or such other date(s) in accordance with Clause 4.1, if applicable), a “Repayment Date”).”

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(b)	Clause 2.2(c) of the Funding Repayment Agreement shall be deleted in its entirety and replaced with the following:

“The entire outstanding and accrued Interest (including the portion of the Interest accrued up to and including the date of the payment of the final Principal Instalment) shall be paid in a single tranche (the “Final Interest Payment”) on 28 October 2026 (or such other date in accordance with Clause 4.1, if applicable) (such date, the “Final Interest Payment Date”).”

(c)	Clause 2.3(b) of the Funding Repayment Agreement shall be deleted in its entirety;

(d)	Clause 5.3 of the Funding Repayment Agreement shall be deleted in its entirety.

(e)	There shall be no amendment to Clause 3.1(a) of the Funding Repayment Agreement, which provides that the following event or circumstance shall constitute an Event of Default entitling Diginex to declare all outstanding amounts immediately due and payable in accordance with Clause 3.2 of the Funding Repayment Agreement:

“Non-payment. Resulticks fails to pay any amount due under this Agreement on its due date within a grace period of ten (10) days after such failure.”

2.2.	Acknowledgement of Receipt of Repayment

Diginex acknowledges and agrees that, as at the date of this Letter, Resulticks has repaid to Diginex, and Diginex has received from Resulticks, in full, the First Instalment and the Second Instalment (in each case as set out in the first and second rows of the table set out in clause 2.1 of the Funding Repayment Agreement, as amended by Clause 2.1 of this Letter), in the aggregate amount of USD 4,000,000, and that accordingly, Resulticks’ obligation to repay the First Instalment and the Second Instalment has been satisfied and discharged in full.

2.3.	Sole and exclusive remedy

The Parties acknowledge and agree that the Funding Repayment Agreement shall be deemed to be amended by this Letter with effect from the date of the Funding Repayment Agreement, and accordingly, subject to Resulticks’ compliance with the terms of the Funding Repayment Agreement on and from the date of this Letter (including but not limited to the payment of the Third Instalment, the Fourth Instalment, the Fifth Instalment and the Final Interest Payment on their respective due dates under the Funding Repayment Agreement), Diginex shall waive and release Resulticks from, to the fullest extent permitted under Applicable Law, any and all rights or whatsoever kind or nature, claims and causes of action, which Diginex may have, for or in connection with any late payment of any Principal Instalment or other breach of the Funding Repayment Agreement by Resulticks, under the terms of the Funding Repayment Agreement prior to its amendment in accordance with this Letter.

3.	MISCELLANEOUS

3.1.	Clauses 6 (Confidentiality), 7 (Announcements), 9 (Severance), 10 (Assignment), 11 (Variations), 12 (Remedies and Waivers), 13 (Further Assurance), 14 (Third Party Rights), 15 (Notices), 16 (Counterparts), 17 (Notices), 18 (Counterparts), 19 (Governing Law and Dispute Resolution) and 20 (No Admission and Reservation of Rights) of the Funding Repayment Agreement shall apply to this Letter and have effect as if set out in full in this Letter and apply mutatis mutandis.

3.2.	Except as may be expressly set out herein, all terms of the Funding Repayment Agreement shall remain in full force and effect in accordance with their respective terms. This Letter does not constitute a waiver of any right or remedy other than in relation to any specific waivers expressly given under this Letter. If there is any conflict between the terms of this letter and the terms of the Funding Repayment Agreement, this Letter shall prevail. With effect from the date of this Letter, all references to “this Agreement” in the Funding Repayment Agreement shall refer to the Funding Repayment Agreement as amended by this Letter.

[Signature pages to follow]

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IN WITNESS WHEREOF this Letter has been executed by the Parties as a deed and is intended to be and is hereby delivered on the date first above written.

DIGINEX

SIGNED, SEALED AND DELIVERED AS A DEED BY MILES CHRISTIAN PELHAM FOR AND ON BEHALF OF DIGINEX LIMITED	) ) ) )
	)	/s/ Miles Christian Pelham
		Name:	Miles Christian Pelham
		Title:	Chairman

In the presence of:

/s/ Paul Ewing
Witness Name: Paul Ewing
Witness Title: CFO

RESULTICKS

EXECUTED AS A DEED BY RADHIKA SUNDARAM FOR AND ON BEHALF OF RESULTICKS GLOBAL COMPANIES PTE. LIMITED	) ) ) )
	)	/s/ Radhika Sundaram
		Name:	Radhika Sundaram
		Title:	Director

In the presence of:

/s/ Maria Christina Antonette Cabigas
Witness Name: Maria Christina Antonette Cabigas
Witness Title: